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                                                                    Exhibit 3.2


                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          AMERICAN ENERGY GROUP, INC.

            The undersigned hereby certifies as follows:

            1. He is the duly elected, qualified and acting Chairman of the Board, Chief Executive Officer, President and Treasurer of American Energy Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation").

            2. Article FIRST of the Corporation's Certificate of Incorporation is hereby amended to read as follows:

            "The name of the corporation is Commerce Energy Group, Inc."

            3. The amendment set forth herein has been duly approved and adopted by the Board of Directors of the Corporation.

            4. The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute were voted in favor of the amendment.

            5. Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, American Energy Group, Inc. has caused this Certificate of Amendment to be signed by its Chairman of the Board, Chief Executive Officer, President and Treasurer, this 20th day of February, 2004.




                                      /S/ IAN B. CARTER
                                      ------------------------------------------
                                      Name: Ian B. Carter
                                      Title: Chairman of the Board, Chief
                                      Executive Officer, President and Treasurer